EXHIBIT 99.1

PEDEVCO Announces Q3 2022 Financial Results and Operations Update

HOUSTON, TX, November 14, 2022 (ACCESSWIRE) -- PEDEVCO Corp. (NYSE American:  PED)(“PEDEVCO” or the “Company”), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the three and nine months ended September 30, 2022 and provided an operations update.

Key Highlights Include:

•	Produced an average of 960 barrels of oil equivalent per day (“BOEPD”) (87% oil) in the three months ended September 30, 2022 (“Q3 2022”), with Q3 2022 revenue of $7.47 million increasing 84% over revenue earned during the three months ended September 30, 2021 (“Q3 2021”).
•	Reported Q3 2022 operating income of $1.02 million, increasing nearly 390% from Q3 2021.
•	Reported Q3 2022 operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $6.45 million, increasing $2.0 million and 46% from Q3 2021.
•	Reported Q3 2022 net income of $1.1 million or $0.01 per basic diluted share outstanding, compared to a net loss of $0.3 million, or a ($0.00) loss per basic diluted share outstanding, in Q3 2021.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 100% to $3.87 million in Q3 2022, compared to $1.93 million in Q3 2021.
•	Reported cash (including $3.5 million in restricted cash) of $30.9 million as of September 30, 2022, and zero debt.

J. Douglas Schick, President of the Company, stated, “We are pleased with our Q3 2022 results, delivering $0.01 in earnings per share and generating Adjusted EBITDA of $3.87 million in the quarter, and we anticipate strong production growth in Q4 2022 and into 2023.  We are further pleased that our strategic decision earlier this year to increase our focus on our D-J Basin Asset is anticipated to result in meaningful additional production beginning in Q4 as production from the fourteen highly-prospective non-operated wells in which we elected to participate earlier this year commence production.  We have confirmation from the operators that six of these wells where the Company holds a ~34.38% working interest were put into production in October 2022, and that the other eights wells where we hold ~4.7% working interest are slated to be online in December 2022.  We also plan to leverage our ~$30 million of cash and zero debt as we evaluate additional drilling and growth opportunities in our Permian Basin and D-J Basin assets, with an emphasis on pursuing accretive acquisition opportunities, all in our continued effort to grow production, revenue and profit for the benefit of our shareholders.”

Financial Summary:

For Q3 2022, we reported net income of $1.1 million, or $0.01 per share, compared to a net loss for Q3 2021 of $0.3 million or ($0.00) per share. The increase in net income of $1.4 million, when comparing the current period to the prior year’s period, was primarily due to a $3.4 million increase in net revenues offset by a $2.0 million increase in total operating expenses in the prior period.

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We reported operating expenses in Q3 2022 of $6.45 million, compared to $4.43 million in Q3 2021.  The increase was primarily related to non-recurring workovers for artificial lift repairs and optimizations that were executed to maximize production volumes, as well as approximately $600 thousand of one-time non-recurring operating expenses for improving the Permian Basin Asset’s water handling infrastructure and approximately $200 thousand of non-recurring costs for environmental cleanup and reclamations of historic well and facility sites that were inherited from previous operators in our Permian Basin Asset.  Increased commodity pricing period over period caused increased production taxes coupled with increased marketing fees from higher production volumes.  Service and materials costs have also increased accordingly with general supply chain and inflation issues seen throughout the industry leading to increased operating costs. Other increases relate to additional depletion expenses due to increased production in the current period when compared to the prior period.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 100% to $3.86 million in Q3 2022, compared to $1.93 million in Q3 2021.

Cash was $30.9 million as of September 30, 2022 (including $3.5 million in restricted cash), compared with $29.2 million as of December 31, 2021 (including $3.3 million in restricted cash), which cash amount increased by $1.7 million primarily due to increased cash flow from operations offset by cash used to fund our capital budget.

Production, Prices and Revenues:

Production for Q3 2022 was 88,378 barrels of oil equivalent (“Boe”), comprised of 76,644 barrels of oil, 51,564 million cubic feet (“Mcf”) of natural gas, and 3,140 barrels of natural gas liquids (“NGLs”).  Crude oil and liquids production comprised 90% of total production in Q3 2022.

For Q3 2022, our average realized crude oil sales price was $91.04 per barrel, average realized natural gas price was $7.72 per Mcf, and average realized NGL sales price was $30.57 per barrel.  Our combined average realized sales price for Q3 2022 was $84.54 per Boe, which was an increase of 39% compared with $60.86 per Boe in Q3 2021.

Total crude oil, natural gas and NGL revenues in Q3 2022 increased $3.4 million, or 84%, to $7.47 million, compared to $4.1 million for Q3 2022, due to a favorable price variance of $1.5 million due to the average sales prices for crude oil, natural gas and NGLs realized by the Company increasing since Q3 2021, coupled with a favorable volume variance of $1.9 million. The increase in production volume is related to the positive performance from our participation in non-operated wells in the D-J Basin Asset, as well as production contributions from two new wells in our operated Permian Basin Asset that were completed in the first quarter of 2022.

Lease Operating Expenses (“LOE”):

Total LOE for Q3 2022 was $2.92 million compared to total LOE for Q3 2021 of $1.42 million.  The increase of $1.5 million was primarily related to non-recurring workovers for artificial lift repairs and optimizations that were executed to maximize production volumes, as well as approximately $600 thousand of one-time non-recurring operating expenses for improving the Permian Basin Asset’s water handling infrastructure and approximately $200 thousand of non-recurring costs for environmental cleanup and reclamations of historic well and facility sites that were inherited from previous operators in our Permian Basin Asset.  Increased commodity pricing period over period caused increased production taxes coupled with increased marketing fees from higher production volumes.  Service and materials costs have also increased accordingly with general supply chain and inflation issues seen throughout the industry leading to increased operating costs.

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Depreciation, Depletion, Amortization and Accretion (“DD&A”):

DD&A increased from $1.67 million in Q3 2021 to $2.31 million in Q3 2022.  The $648 thousand increase was primarily the result of an increase in production (noted above) in the current period when compared to the prior period.

General and Administrative Expenses (“G&A”):

There was a nominal $3 thousand increase in G&A expense (excluding share-based compensation) when compared to the prior period, as the Company continues to strive to contain costs and remain within budget from period to period.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, decreased by $117 thousand, primarily due to the forfeiture of certain employee stock-based options and nonvested restricted shares due to certain voluntary employee terminations. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Interest Income and Other Income:

Other income includes interest earned from our interest-bearing cash accounts, for which interest rates have remained relatively flat for both the current and prior periods.  Other expense in the current period is primarily related to a $24 thousand non-refundable two-year rent payment made in September 2022 to the Company for office space leased by SK Energy, which is 100% owned and controlled by Dr. Simon Kukes, our Chief Executive Officer and director, coupled with a $9 thousand sale of old equipment.

Working Capital and Liquidity:

At September 30, 2022, our total current assets of $30.4 million exceeded our total current liabilities of $3.7 million, resulting in a working capital surplus of $26.7 million, while at December 31, 2021, our total current assets of $28.0 million exceeded our total current liabilities of $5.2 million, resulting in a working capital surplus of $22.8 million. The $3.9 million increase in our working capital surplus is primarily related to increases in our oil and gas sales.

Operations Update

In May 2022, a third-party operator completed the drilling of six horizontal Niobrara wells in the Barracuda Unit in our D-J Basin Asset in which the Company holds a ~34.38% working interest at an estimated net cost to us of ~$12.5 million.  First production from these wells commenced in October 2022.  We anticipate that the operator will bill us and we will begin to receive revenues from these wells in late Q4 2022 or early Q1 2023.  We have no control over when we are billed for our net capital costs or begin to receive revenue, however this generally occurs within four to six months following first production.  Any revenues received from the first few months of production are typically netted against our net capital costs.

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In addition, the Company elected to participate in an additional eight horizontal Niobrara wells in the Ross Unit located in our D-J Basin Asset, and operated by a third-party operator, with the Company holding a ~4.7% working interests at an estimated net cost to us of ~$2.5 million.  These were already drilled in May 2022, with the planned completion of these wells and first production anticipated in late Q4 2022.  We anticipate that the operator will bill us and we will begin to receive revenues from these wells in Q1 or Q2 2023.  We have no control over when we are billed for our net capital cost or begin to receive revenue, however this generally occurs within four to six months following first production.  Any revenues received from the first few months of production are typically netted against our net capital costs.

As the Barracuda and Ross Units are non-operated, we do not control the timing of their completions, operations or billing. The above timing estimates are based on our best available knowledge we have from the operators.

The Company also reports that, based on production reports received from the operator, the production performance of the ten D-J Basin wells completed in Q4 2021 in the Hunt 8-60 17B-8 Unit and Hunt 8-60 17B-20 Unit which are operated by Civitas Resources Inc. (acquired by Civitas from Bison Oil & Gas II, LLC in February 2022) in which the Company holds working interests ranging from ~3.68% to ~7.37%, continue to exceed the Company’s expectations and outperform the Company’s type curve.

In the Permian Basin, the Company has identified and prioritized its next planned well locations and is actively evaluating methods to increase asset value through such methods as enhancing existing production and potentially recompleting legacy vertical wells.

More information regarding our operating results for Q3 2022, including our full financial statements and footnotes, can be found in our Quarterly Report on Form 10-Q which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

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Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company’s performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, gain on sale of oil and gas properties, gain on forgiveness of PPP loan, and accounts payable settlements. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled “Reconciliation of Net Income attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA”, included at the end of this release.

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Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management’s view of PEDEVCO’s future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock; our ability to maintain the listing of our common stock on the NYSE American; COVID-19, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the “Risk Factors” sections in its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO’s future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements.  The forward-looking statements included in this press release are made only as of the date hereof.  PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

References in this press release to initial production rates are useful in confirming the presence of hydrocarbons, however such rates are not determinative of the rates at which such wells will continue production and are not indicative of long-term performance or of ultimate recovery. Oil and gas formations are inherently unpredictable, particularly in the early stage of their development. Additionally, such rates may also include recovered “load oil” fluids used in well completion stimulation. While encouraging, readers are cautioned not to place reliance on such rates in calculating the aggregate production for the Company.

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PEDEVCO CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30, 2022 (Unaudited)	December 31, 2021
Assets
Current assets:
Cash	$27,361	$25,930
Accounts receivable – oil and gas	2,681	1,782
Prepaid expenses and other current assets	316	326
Total current assets	30,358	28,038

Oil and gas properties - successful efforts method:
Oil and gas properties, subject to amortization, net	69,699	63,908
Oil and gas properties, not subject to amortization, net	592	2,559
Total oil and gas properties, net	70,291	66,467

Operating lease – right-of-use asset	98	173
Other assets	3,722	3,543
Total assets	$104,469	$98,221

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$719	$2,626
Accrued expenses	1,820	1,454
Revenue payable	996	938
Operating lease liabilities – current	110	114
Asset retirement obligations – current	11	49
Total current liabilities	3,656	5,181

Long-term liabilities:
Operating lease liabilities, net of current portion	-	81
Asset retirement obligations, net of current portion	2,080	1,476
Total liabilities	5,736	6,738

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 85,790,267 and 84,263,146 shares issued and outstanding, respectively	86	84
Additional paid-in capital	222,604	220,984
Accumulated deficit	(123,957)	(129,585)
Total shareholders’ equity	98,733	91,483
Total liabilities and shareholders’ equity	$104,469	$98,221

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PEDEVCO CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenue:	2022	2021	2022	2021
Oil and gas sales	$7,472	$4,069	$24,109	$11,340

Operating expenses:
Lease operating costs	2,918	1,423	8,076	4,164
Selling, general and administrative expense	1,220	1,337	4,108	4,434
Depreciation, depletion, amortization and accretion	2,313	1,666	6,427	4,829
Total operating expenses	6,451	4,426	18,611	13,427

Gain on sale of oil and gas properties	-	-	-	1,805

Operating income (loss)	1,021	(357)	5,498	(282)

Other income (expense):
Interest expense	-	-	-	(1)
Interest income	33	4	40	11
Other income	25	28	90	76
Gain on forgiveness of PPP loan	-	-	-	374
Total other income	58	32	130	460

Net income (loss)	$1,079	$(325)	$5,628	$178

Income (loss) per common share:
Basic	$0.01	$(0.00)	$0.07	$0.00
Diluted	$0.01	$(0.00)	$0.07	$0.00

Weighted average number of common shares outstanding:
Basic	85,644,180	79,533,016	85,419,689	78,628,077
Diluted	85,644,180	79,533,016	85,419,689	78,700,140

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PEDEVCO CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(amounts in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows From Operating Activities:
Net income	$5,628	$178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	6,427	4,829
Gain on sale of oil and gas properties	-	(1,805)
Amortization of right-of-use asset	75	72
Share-based compensation expense	1,572	1,867
Gain on forgiveness of PPP loan	-	(374)
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(899)	(860)
Prepaid expenses and other current assets	10	(295)
Accounts payable	(243)	51
Accrued expenses	366	184
Revenue payable	58	124
Net cash provided by operating activities	12,994	3,971

Cash Flows From Investing Activities:
Cash paid for drilling, completion, acquisition costs	(11,413)	(2,145)
Cash paid for property and equipment	-	(35)
Proceeds from the sale of oil and gas property	-	1,871
Net cash used in investing activities	(11,413)	(309)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock, net of offering costs	50	8,237
Net cash provided by financing activities	50	8,237

Net increase in cash and restricted cash	1,631	11,899
Cash and restricted cash at beginning of period	29,227	11,324
Cash and restricted cash at end of period	$30,858	$23,223

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$1,791	$54
Changes in estimates of asset retirement costs, net	$158	$16
Issuance of restricted common stock	$2	$1

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PEDEVCO CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

(amounts in thousands, except share amounts)

	Common Stock		Additional Paid-in
	Shares	Amount	Capital	Accumulated Deficit	Totals
Balances at December 31, 2021	84,263,146	$84	$220,984	$(129,585)	$91,483
Issuance of restricted common stock	1,200,000	1	(1)	-	-
Share-based compensation	-	-	563	-	563
Net income	-	-	-	1,339	1,339
Balances at March 31, 2022	85,463,146	85	221,546	(128,246)	93,385
Sale of common stock to non-affiliate	87,121	-	50	-	50
Share-based compensation	-	-	537	-	537
Net income	-	-	-	3,210	3,210
Balances at June 30, 2022	85,550,267	$85	$222,133	$(125,036)	$97,182
Issuance of restricted common stock	240,000	1	(1)	-	-
Share-based compensation	-	-	472	-	472
Net income	-	-	-	1,079	1,079
Balances at September 30, 2022	85,790,267	$86	$222,604	$(123,957)	$98,733

	Common Stock		Additional Paid-in
	Shares	Amount	Capital	Accumulated Deficit	Totals
Balances at December 31, 2020	72,463,340	$72	$203,850	$(128,286)	$75,636
Issuance of restricted common stock	960,000	1	(1)	-	-
Rescinded restricted common stock	(16,667)	-	-	-	-
Issuance of common stock to non-affiliate	5,968,500	6	8,297	-	8,303
Cashless exercise of stock options	86,430	-	-	-	-
Share-based compensation	-	-	684	-	684
Net income	-	-	-	728	728
Balances at March 31, 2021	79,461,603	79	212,830	(127,558)	85,351
Offering costs incurred for issuance of common stock to non-affiliate	-	-	(66)	-	(66)
Share-based compensation	-	-	591	-	591
Net loss	-	-	-	(225)	(225)
Balances at June 30, 2021	79,461,603	$79	$213,355	$(127,783)	$85,651
Issuance of restricted common stock	240,000	1	(1)	-	-
Issuance of common stock to non-affiliate	50,000	-	-	-	-
Share-based compensation	-	-	592	-	592
Net loss	-	-	-	(325)	(325)
Balances at September 30, 2021	79,751,603	$80	$213,946	$(128,108)	$85,918

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Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Three Months Ended September 30,
	2022	2021
Net income (loss)	$1,079	$(325)
Add (deduct)
Depreciation, depletion, amortization and accretion	2,313	1,666
Interest expense	-	-
EBITDA	3,392	1,341
Add (deduct)
Share based compensation	472	592
Gain on sale of oil and gas properties	-	-
Gain on forgiveness of PPP Loan	-	-
Accounts payable settlements	-	-
Adjusted EBITDA	$3,864	$1,933

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also “Use of Non-GAAP Financial Information”, above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

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